Exhibit 10.25 -- OFFICER AND DIRECTOR AGREEMENT

   This Agreement (this "Agreement") is entered into by and between Trezac Holdings Corporation, a Texas corporation (the "Company") Paul R. Taylor ("Chairman and Chief Executive Officer") as of this day of Wednesday, February 12, 2003 replaces and supercedes the previous agreement that Paul R Taylor has with the Company

   The Company and Paul Taylor are sometimes referred to herein individually as a "Party" and together as the "Parties."

   WHEREAS, the Board of Directors desires to hire Paul Taylor to serve as the Executive Chairman of the Board and CEO for the Company and its subsidiaries under the terms and conditions set forth herein; and

   WHEREAS, Paul Taylor desires to be engaged as Executive Chairman and CEO for the Company under the terms and conditions set forth herein.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1) TERM. The Company hereby engages Paul Taylor as CEO and Executive Chairman to the Company and each of its subsidiaries and Paul Taylor accepts such engagement commencing on January 9, 2003 and continuing for a term of three (3) years thereafter (the "Term").

The Term may be extended by agreement of the Parties on mutually acceptable terms and conditions.

o Duties as Executive Chairman. During the Term, Paul Taylor shall oversee and direct all activities related to the publicly-held status of the Company to include among other duties typical to such office:

     Capital Markets Development ;
     a. Sourcing and Funding both Debt and Equity
     b. Institutional Investor Development
     c. Investor Relations/Public Relations and Spokesperson to
        Broker and Institutional Meetings and Seminars;
     d. Analyst Coverage Development; and
     e. Formation of the Companies Board and all functions of the Board
     f. Counsel to Acquisition Program
     g. Leading role in Acquisition Team

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2) SALARY /COMPENSATION /BONUS

o The base salary of $150,000 per year by payment of $150,000 of compensation in cash payable in installments according to the Company's regular payroll schedule.
o Taylor shall have irrevocable eligibility for annual increases of the base salary to a maximum of 5% per year, but not decreases, at the discretion of the Board.
o Taylor's annual bonus is equal to maximum of 500% of the Chairman's annual salary at the discretion of the Board.
o The Company agrees to pay to Taylor 2,108,781 common shares restricted under rule 144 upon the completed acquisition of Millagro SRL.
o The Company agrees to compensate Taylor with common stock upon any subsequent acquisitions to a maximum of 10% of each acquisition price when paid in stock, or stock to the value of a maximum of 10% in each occurrence if acquisition is paid for in cash.

3) BENEFITS

o Holidays. Taylor will be entitled to at least fourteen (14) paid holiday days and (15) personal days each calendar year.
o Company will notify Taylor on or about the beginning of each calendar year with respect to the holiday schedule for the coming year.
o Personal holidays, if any, will be scheduled in advance subject to requirements of the Company. Such holidays must be taken during the calendar year and cannot be carried forward into the nets year.
o Sick Leave. Taylor shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the Company.
   Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the Board of Directors of the Company.
o  Medical and Group Life Insurance. The Company agrees to include
   Taylor, Spouse, present and future children in the group medical and hospital plan of the Company and provide group life insurance for Taylor at no charge to Taylor in the amount of ten times the annual salaried income during this Agreement. Taylor shall be responsible for payment of any federal or state income tax imposed upon these benefits.
o D&O Insurance. The Company will provide D&O insurance commensurate with $10,000,000 of risk.
o Pension and Profit Sharing Plans. Taylor shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by the Company for the benefit of its officers and/or regular employees.
o Expense Reimbursement. Taylor shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Taylor in the performance of duties. Taylor will maintain records and written receipts as required by the Company's policy and reasonably requested by the Board of Directors to substantiate such expenses.


   4) TERMINATION.

a. Notwithstanding anything to the contrary herein, in the event Taylor intentionally breaches a material provision of this Agreement (for purposes hereof, the covenants in Sections 6, 7 and 8 shall be deemed to be material provisions), the Company shall have the right to terminate this Agreement by giving Taylor written notice thereof (and such termination shall be effective upon the date of such notice).

b. On or after Term of contract, either Party may terminate this Agreement at any time by giving written notice to the other (and such termination shall be effective ten (10) business days after the date of such notice, unless otherwise agreed to by the Parties).

c. The Company's right of termination shall be in addition to and shall not affect its rights and remedies under Sections 6, 7, 8 and 9 hereof, and such rights and remedies under such Sections shall survive termination of this Agreement.

d. In the event of termination of this Agreement pursuant to the terms hereof, Taylor shall have the right to receive all compensation for any period subsequent to the date of such termination, except for any pro rated amounts earned prior to such termination, and all rights of Taylor to receive compensation for any period subsequent to the date of such termination shall be effective in their entirety.

e. In the event of termination for cause or not for cause, all stock held by Taylor will be deemed fully vested under rule 144 and the Company will provide a legal opinion at the Company's expense stating such 144 stock held by Taylor is fully vested, and remove legend accordingly.

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5) NON-COMPETITION AGREEMENTS.

Without the prior consent of the Company, Taylor shall not, for a period extending from the date hereof and continuing for so long as Taylor is receiving payments from the Company for services provided hereunder, directly or indirectly, be employed in any capacity by, serve as an employee, agent, officer or director of, serve as advisor to, or otherwise participate in the management or operation of, any person, firm, corporation or other entity of any kind (collectively, a "Person") which engages in any facet of the business of Moldovian industry.

6) CONFIDENTIALITY. Taylor shall not, at any time, divulge to any Person (as defined in Section 6 above), other than to employees of the Company and its affiliates who have a need to know such information in connection with the performance of their duties on behalf of the Company and except as required by law, any confidential, proprietary or privileged information to which Taylor becomes privy during the Term, including, without limitation, information relating to the financial condition, business, operations, or method of business of the Company or its affiliates, customer and supplier information, independent contractor information, know-how, trade-secrets, procedures, litigation or other confidential information regarding the affairs of the Company, or any of its officers, directors, stockholders, subsidiaries, affiliates, customers or suppliers ("Confidential Information").

Confidential Information does not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure by Taylor or anyone to whom Taylor transmits the Confidential Information in accordance with this Agreement, or
(ii) becomes available to Taylor on a non-confidential basis from a source other than the Company or its affiliates.

7) NONSOLICITATION OF EMPLOYEES. Taylor shall not, for a period extending from the date hereof and continuing for so long as Taylor is receiving payments from the Company for services provided hereunder, directly or indirectly, solicit, interfere with, employ or retain in any other capacity any employee of the Company or any of its affiliates, nor permit, encourage or allow any entity in which the Taylor owns, directly or indirectly, more than a 5% equity or proprietary interest or the right or option, legally or beneficially, directly or indirectly, to acquire or own any stock or other proprietary or equity interest, to solicit, interfere with, employ or retain in any other capacity any employee of the Company or any of its affiliates.

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8) REMEDIES.  Taylor acknowledges and agrees that (a) the covenants contained in Sections 6, 7 and 8 hereof are reasonable in content and scope, are entered into by Taylor in partial consideration for the compensation to be paid to Taylor hereunder and are a necessary and material inducement to the Company to go forward with the engagement contemplated by this Agreement, and (b) the services and agreements to be performed hereunder by Taylor are of a unique, special and extraordinary character, and that a breach by Taylor of any covenants contained in Sections 6, 7 and 8 above would result in irreparable damage to the Company and its affiliates which may be unascertainable. Accordingly, Taylor agrees that, in the event of any breach or threatened breach of any of the covenants contained in Sections 6, 7 and 8, the Company and its affiliates shall be entitled, in addition to money damages and reasonable attorneys' fees and the right, in the Company's sole and absolute discretion, to terminate this Agreement, to seek an injunction or other appropriate equitable relief to prevent such breach or any continuation thereof in any court of competent jurisdiction.

9) INDEMNIFICATION. The Company shall indemnify and hold harmless Taylor from and against any claims, judgments, liabilities, obligations, expenses
(including reasonable attorneys' fees) and costs incurred by Paul Taylor that arise from the performance by Taylor of services for the Company in accordance with the terms hereof, to the extent that (i) Taylor acted in good faith and in a manner which Taylor reasonably believed to be in, or not opposed to, the best interests of the Company, and (ii) with respect to any criminal proceeding, Taylor had no reasonable cause to believe the conduct was unlawful.


10) NOTICES. All notices or other communications in connection with this Agreement shall be in writing and may be given by personal delivery or mailed, certified mail, return receipt requested, postage prepaid or by a nationally recognized overnight courier to the Parties at the addresses set forth below (or at such other address as one Party may specify in a notice to the other Party):

Paul Taylor
20509 Meeting Street
Boca Raton Fl 33434

11) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

12) ATTORNEYS' FEES. The Parties agree that, if any action is instituted to enforce this Agreement, the Party not prevailing shall pay to the prevailing Party all costs and expenses, including reasonable attorneys' fees, incurred by such prevailing party in connection with such action. If both Parties prevail in part in such action, the court or arbitrator(s) shall allocate the financial responsibility for such costs and expenses.


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13) ENTIRE AGREEMENT; AMENDMENTS.  This Agreement represents the entire agreement between the Parties with respect to the matters addressed herein and supersedes all prior negotiations, representations or agreements between the Parties, either written or oral, on the subject matter hereof. This Agreement may not be amended, modified, altered or rescinded except upon a written instrument designated as an amendment to this Agreement and executed by both Parties hereto.

14) SEVERABILITY. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. If any provisions of this Agreement shall be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting or reducing the same so as to render such provision enforceable to the extent compatible with applicable law.

15) WAIVER. Failure on the part of the Company to exercise any right or option arising out of a breach of this Agreement shall not be deemed a waiver of any right or option with respect to subsequent or different breach, or the continuation of any existing breach.

16) COUNTERPARTS; TELECOPIED SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same agreement. Signatures may be exchanged by telecopy and the originals shall be exchanged by overnight mail. Each of the Parties agrees that it will be bound by it telecopied signature and that it accepts the telecopied signature of the other Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and date first above written.


By /s/ Paul Taylor
----------------------------
Paul Taylor
Wednesday, February 12, 2003


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